Exhibit 99.4

Board of Directors

Singer Madeline Holdings, Inc.

c/o Sequential Brands Group, Inc.

5 Bryant Park, 30th Floor

New York, NY 10018

July 29, 2015

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 21, 2015, to the Special Committee of Martha Stewart Living Omnimedia, Inc. (“MSLO”) as Annex C to, and to the reference thereto under the headings “Summary—Opinion of the Special Committee’s Financial Advisor”, “The Mergers—Background of the Mergers”, “Description of the Merger Agreement—Representations and Warranties”, “MSLO Proposal 1: The Adoption of the Merger Agreement—MSLO’s Reasons for the Mergers; Recommendation of the MSLO Board of Directors” and “MSLO Proposal 1: The Adoption of the Merger Agreement—Opinion of the Special Committee’s Financial Advisor” in, the proxy statement/prospectus relating to the proposed merger involving Sequential Brands Group, Inc. (“Sequential”) and MSLO, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Singer Madeline Holdings, Inc.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MOELIS & COMPANY LLC

MOELIS & COMPANY LLC